SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2003

AM Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-09856	23-1922958
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

900 AM Drive	18951-2237
Quakertown, PA	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (215) 538-8700

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events

As previously announced, on August 28, 2003, AM Communications, Inc. (the “Company”) announced that it filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”). Additionally, the Company also announced that LaSalle Business Credit, LLC agreed to finance up to $9.0 million of debtor-in-possession financing (“DIP Financing”) to the Company. As part of the requirement of the DIP Financing, the Company must sell certain strategic assets of the Company, subject to Court approval.

The Company has moved forward with its DIP Financing requirements and on September 3, 2003 and September 5, 2003, respectively, the Company entered into letters of intent with various buyers that are affiliated with the Company. Pursuant to the DIP Financing covenants, the asset purchase agreements must be signed by all parties and filed with the Court by September 12, 2003 and the Court must hold a hearing by September 19, 2003 to approve the bidding procedures in connection with such sales. Though there is no assurance, the Company expects to file such agreements with the Court and receive the Court’s approval for the bidding procedures by the indicated dates. If the Court approves the bidding procedures, the sales auction must be held on or before October 13, 2003. The Company believes that the total amount of proceeds from such asset sales will not exceed the undisputed claims of creditors. Accordingly, the Company believes the existing equity of the Company has and will have no value and there will be no distributions to the shareholders.

As previously announced on August 13, 2003, effective August 8, 2003, Kenneth (Chip) L. Wiltse, President and CEO resigned from the Company in addition to members of the board of directors, William J. Stape and George L. Kotkiewicz. Additionally, Lawrence W. Mitchell, former in-house counsel, was appointed President and CEO. On August 17, 2003, Jill R. Felix also resigned from the board of directors. Ms. Felix’s resignation was immediately effective.

Since the Company is delinquent in filing its Form 10-KSB for the year ended March 31, 2003 and its Form 10-QSB for the quarter ended June 30, 2003 with the Securities and Exchange Commission, the Company no longer trades on the OTCBB. Accordingly, there is no current financial information of the Company, and in view of its current financial condition, the Company does not expect to provide any updated financial information. However, monthly financial statements are required to be filed with the Court. The Company will commence filing such reports with the Court in mid to late October for the partial month of August 31, 2003 for the period after the voluntary petition filing date on August 28, 2003 and for the month ended September 30, 2003. Additionally, the Company will also file each monthly report on a Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AM COMMUNICATIONS, INC.

Date:  September 10, 2003

By:	/s/ Lawrence W. Mitchell
Lawrence W. Mitchell President and Chief Executive Officer

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